Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Cipher Mining Inc. on Form S-8 of our report dated March 19, 2021, except for Note 6, as to which the date is May 14, 2021, and revenue recognition in Note 2, as to which the date is June 14, 2021 which includes an explanatory paragraph as to the company’s ability to continue as a going concern, with respect to our audit of the financial statements of Cipher Mining Technologies Inc. as of January 31, 2021 and for the period from January 7, 2021 (Inception) through January 31, 2021, which report is incorporated by reference in the Current Report on Form 8-K (File No. 001-39625) filed on August 31, 2021.

/s/ Marcum LLP

Marcum LLP

San Francisco, CA

November 17, 2021